Exhibit 99.1

Quantum Materials Taking Early Delivery of New Metric Ton Scale Quantum Dot Production System

Small Public Company Moves Nimbly to Surpass Time to Market of Industry Giants

SAN MARCOS, Texas -- April 22, 2015 – Leading North American quantum dot manufacturer Quantum Materials Corp (OTCQB:QTMM) today announced it is taking early delivery of a new quantum dot (QD) production system over eight times larger than its current installed capacity. The new continuous-flow process equipment will increase production capacity by 2,000 kilograms (2 metric tons) and fits within a wet lab at its headquarters in San Marcos, Texas. Quantum Materials’ patented continuous flow process does not require the massive and costly factory construction used by competitors to scale production and also allows the company to locate production facilities at or near large-scale customers’ production sites, simplifying their supply chain management and eliminating the logistical challenges of shipping sensitive materials across borders.

David Doderer, Quantum Materials Vice President for Research and Development noted, “The system's early delivery demonstrates our ability to both quickly replicate our process and also scale production to meet the new industrial demand currently exploding in the HD television and display sector.” He continued, “We note that as quantum dots offer new levels of performance, adoption by manufacturers has historically been tempered by concerns of sufficient, stable supply. A few years ago I wrote an article predicting that a small-capital-expense flow system could be built to produce 30,000 Kilograms of quantum dots per year for high capacity solar projects. The delivery of this new automated system shows we are rapidly progressing on that path for multiple industries. We believe quantum dots will become the industry standard for 4K and 8K Ultra-High Definition (UHD) Displays and that Quantum Materials will be a large part of that growth.”

Quantum Materials Corp CEO Stephen Squires added, "The numerous competitive advantages extend beyond our production quantity and quality. Our multiple flow systems not only increase our production capacity to compete with the largest quantum dot manufacturers, but provide agility in producing a wide range of Group II-VI and Group III-V quantum dots, whether composed of high-performing-low-use cadmium sources or cadmium-free, temperature stable QDs, metal oxides and other nanoparticles. This inherent flexibility expedites partner and client custom designs that require application-specific nanomaterials. In addition to the display market, which has the most press coverage at the moment, there are a number of quantum dot applications that are beginning commercialization due to the automated mass-production and economies of scale Quantum Materials can provide. For example, we are dedicating a program for mass-production of industry-specific uniform nano-size catalysts for the automotive and broader combustion-related industries. “

“Our rapid development and recent shipping of Cadmium-free quantum dots is the first step to help manufacturers comply with RoHS restrictions on the use of Cadmium in electronic devices before the exemption deadline. We are adding state-of-the-art research equipment and quadrupling lab space and scientific staffing to meet the needs of the LCD display, LED solid-state lighting, solar and biotech manufacturing industries,” concluded Mr. Squires.

DisplaySearch Market Research, now part of IHS Inc., says Quantum Dot LCD TV shipments are forecast to grow from 1.3 million in 2015 to 18.7 million in 2018. Paul Gray, director of European research at DisplaySearch said, “Quantum dot is one of the weapons that the LCD industry is using to create ever more faithful images, which are very close to the full viewable range of the human eye.” Quantum Material Corp estimates If one total gram of red and green quantum dots is required for each of 18.7 million quantum dot displays, that will require 18,700 Kilograms (18+ Metric Tons) production per year.

About Quantum Materials Corp
Quantum Materials Corp develops and manufactures Quantum Dots and nanomaterials for use in medical, display, solar energy and lighting applications through its patented volume production process. QMC's volume manufacturing methods enable consistent quality and scalable cost reductions to drive innovative discovery to commercial success. Wholly-owned subsidiary Solterra Renewable Technologies develops sustainable quantum dot solar technology.

Safe Harbor statement under the Private Securities Litigation Reform Act of 1995
This press release contains forward-looking statements that involve risks and uncertainties concerning business, products, and financial results. Actual results may differ materially from the results predicted. More information about potential risk factors that could affect our business, products, and financial results are included in our annual report and in reports subsequently filed with the Securities and Exchange Commission ("SEC"). All documents are available through the SEC's EDGAR System at http://www.sec.gov/ or www.QMCdots.com. We hereby disclaim any obligation to publicly update the information provided above, including forward-looking statements, to reflect subsequent events or circumstances.

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